Exhibit 5.1

Our ref: NAT\JFS\1000 005 419 Partner: Nick Terry Direct line: +61 3 9679 3483 Email: nick.terry@ashurst.com	Ashurst Australia Level 26 181 William Street Melbourne VIC 3000 Australia GPO Box 9938 Melbourne VIC 3001 Australia Tel +61 3 9679 3000 Fax +61 3 9679 3111 DX 388 Melbourne www.ashurst.com

10 October 2017

Tronox Limited LOT 22 Mason Road Kwinana Beach WA 6167

Shelf Offering via Rule 424(b) Prospectus Supplement

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as Australian legal counsel to Tronox Limited, a company incorporated in Australia (the “Company”). This opinion letter is being delivered in connection with the registration statement on Form S-3 (File No. 333-220765) of the Company relating to the Class A ordinary shares of the Company (the “Class A shares”) offered by Exxaro Resources Limited (the “selling shareholder”) filed on October 2, 2017 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the base prospectus contained therein, as supplement by the preliminary prospectus supplement dated October 2, 2017, and the Final Prospectus Supplement, dated October 4, 2017, in each case filed by the Company pursuant to rule 424 under the Securities Act (the “Prospectus Supplements”). (Capitalized terms used but not defined in this opinion have the same meaning as is given to those terms in the Registration Statement.)

In connection with the preparation of this letter, we have, among other things, read:

(a)	the Registration Statement;

(b)	the Prospectus Supplements;

(c)
the Underwriting Agreement dated October 4, 2017 by and among the Company, J.P. Morgan Securities LLC, Barclays Capital Inc. and Morgan Stanley & Co. LLC, and the selling shareholder (the “Underwriting Agreement”);

(d)	the secretary’s certificate dated October 10, 2017 by Richard L. Muglia, the Secretary of the Company;

(e)	the executive officer’s certificate dated October 10, 2017 by Timothy C. Carlson, Senior Vice President and Chief Financial Officer of the Company;

(f)	the officer’s certificate dated October 10, 2017 by P.A. Koppeschaar, the Finance Director of the selling shareholder;

(g)	the Shareholder’s Deed;

(h)	such constituent documents and corporate records of the Company as deemed necessary by us;

(i)	a search of the public database maintained by the Australian Securities and Investments Commission; and

(j)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver this opinion.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we are of the following opinion:

(a)	The Company is duly incorporated and validly existing under the Corporations Act 2001 (Commonwealth of Australia) (the “Corporations Act”) as a company limited by shares.

(b)
Each Class B ordinary share in the Company (“Class B Share”) held by the selling shareholder will automatically, without any further action by any person, convert to a Class A Share upon transfer of that share to the Underwriters pursuant to the Underwriting Agreement.  On conversion, the Class A Shares will be validly issued, fully paid, and nonassessable.  The term “nonassessable” is not a term which is used for the purposes of Australian company law. Our opinion is based (and we rely) on advice from Tronox Incorporated’s US Counsel that the term “nonassessable”, when used in relation to Class A Shares, means that no calls for further payment may be made upon those shares or upon the holders of those shares solely by reason of their ownership of the shares.

Except for the activities described in this letter, we have not undertaken any investigation to determine the facts upon which the advice in this letter is based.

We have assumed for purposes of this letter:

(i)	the directors of the Company acted in accordance with their duties in resolving to issue the Class B Shares held by the selling shareholder;

(ii)
the resolution of the directors of the Company resolving to issue the Class B Shares to the selling shareholder was passed at a properly convened meeting of the directors of the Company at which all requirements relating to the declaration of directors’ interests were duly observed and all directors who voted were entitled to do so;

(iii)	at all relevant times, the selling shareholder has had and will have the legal capacity and powers of an individual both in and outside this jurisdiction;

(iv)
no Underwriter is an Affiliate of the selling shareholder (with “Affiliate” having the meaning given as at 15 June 2012 under the rules and regulations promulgated by the Commission under the Securities Act);

(v)
to the extent that the issue, holding, transfer or conversion of the Class B Shares held by the selling shareholder, occurred or occurs in a jurisdiction other than Western Australia, it is not and will not be illegal or unenforceable under the laws of that jurisdiction;

(vi)	no person has contravened or will contravene any applicable law by undertaking or participating in the Offer;

(vii)
each document we have reviewed for the purposes of this letter is complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder, and that each such document was duly authorized by all requisite corporate action of parties, other than the Company, and that such documents were duly executed and delivered by each party thereto, other than the Company.

In preparing this letter, we have relied without independent verification upon: (i) information obtained from governmental authorities; (ii) factual information represented to be true in the documents specifically identified at the beginning of this letter as having been read by us; (iii) factual information provided to us by the Company, the selling shareholder or their representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

We consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K on the date hereof. We also consent to the reference to our firm under the heading “Legal matters” in the Prospectus Supplements as the attorneys who will provide opinions regarding the validity of the Class A Shares to be offered. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion relates only to the laws of Western Australia (“Relevant Jurisdiction”) and the federal laws of Australia as they apply in the Relevant Jurisdiction as in force at 9.00 am (Perth time) on the date of this opinion (“Relevant Laws”). This opinion is limited to the matters referred to and is not to be construed as extending to any other matters. In particular (but without limiting the generality of the foregoing), no opinion is expressed as to what further documentation may need to be entered into, or what other requirements may need to be complied with, to permit an offering of Class A Shares in Australia or any other jurisdiction.

We express no opinion as to, nor have we taken into account, the implications of any pending or foreshadowed legislative or regulatory proposal or amendment or of any litigation, hearing or pending judgment in the Relevant Jurisdiction including but not limited to any matter not yet decided on appeal.

This opinion is given on the basis that it will be construed in accordance with the Relevant Laws.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law, or for any other reason.

This letter is being furnished to you in connection with the filing of the Prospectus Supplements and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours faithfully,

/s/ Ashurst Australia

Ashurst Australia